Exhibit 99.1

BullFrog AI Issues Letter to Shareholders

GAITHERSBURG, Md., Dec. 29, 2023 (GLOBE NEWSWIRE) — BullFrog AI Holdings, Inc. (NASDAQ: BFRG; BFRGW) (“BullFrog AI” or the “Company”), a technology-enabled drug development company using artificial intelligence (AI) and machine learning to enable the successful development of pharmaceuticals and biologics, issued a letter to shareholders from its CEO Vin Singh.

Dear Fellow Shareholders,

Firstly, I am deeply grateful for your support and belief in our vision to revolutionize drug development. Your faith has been the cornerstone of our success.

Looking back at 2023, it is evident that it has been an extraordinary year for BullFrog AI. It has been a year marked by immense progress, innovation, and value-adding events that have completely transformed our company and positioned us for success in 2024 and beyond. Undeniably, this year has been the year of Artificial Intelligence, and we have wholeheartedly embraced the attention and interest surrounding this remarkable technology. Amidst the frenzy and hype surrounding AI, our team has remained steadfast in our focus, diligently executing our plan with unwavering determination. As we reflect on our achievements, it becomes clear that we are steadily marching towards making our vision of revolutionizing drug development a tangible reality.

Key Highlights:

●	Navigated a challenging environment to successfully complete an $8.4 million IPO listing on Nasdaq.
●	Secured an exclusive partnership with Lieber Institute for Brain Development, a non-profit research institute that maintains the world’s largest repository of postmortem brains for the study of neuropsychiatric disorders. The partnership strategically positions BullFrog AI to leverage cutting-edge research and insights, providing what we believe is a competitive edge in targeting companies focused on the development of central nervous system disorder drugs.
●	Demonstrated similar efficacy of our small molecule oncology program drug candidates (BF-223 and BF-222) in an animal model of glioblastoma, confirming our belief that BF-223 is a strong drug candidate given that it shows improved solubility and bioavailability over the parent compound.
●	Initiated a pre-clinical animal study for our liver disease and obesity drug candidate, BF-114, targeting the lucrative market for obesity drugs, which is projected to exceed $77 billion by 2030.
●	Identified three novel drug targets for colorectal cancer via our partnership with J. Craig Venter Institute, a world-leading genomics research and innovation institution. According to the American Cancer Society, colorectal cancer is the third most common cancer diagnosed in both men and women in the U.S., excluding skin cancers, and is the third leading cause of cancer-related deaths in the U.S. The worldwide market for colorectal cancer treatments was valued at $11.5 billion in 2022 and is forecast to grow at a compound annual growth rate of 4.7% through 2030, according to Grand View Research.
●	Strengthened intellectual property with a composition of matter and method of use patent for BF-223 issued by the US Patent and Trademark Office.

●	Licensed improvements to the Company’s AI algorithms from the Johns Hopkins University Applied Physics Lab; algorithms selected as a finalist in the IT/Electrical category for the R&D 100 Awards.
●	Strengthened team with key hires for VP of Artificial Intelligence and VP of Business Development roles.
●	Cultivated a robust pipeline of new business opportunities, some of which are in the negotiation or proposal stage.
●	Launched new brand and new website in preparation for accelerating commercial operations.
●	Recorded first earned revenue in the third quarter, marking a significant milestone in BullFrog AI’s transition to commercial operations.
●	Managed our operating expenses prudently, maintaining a consistent burn rate quarter to quarter.

As we turn the page to 2024, the horizon is filled with promise and opportunity. Our objectives are laser-focused on securing business and driving revenue through external discovery and development contracts and partnerships stemming from our internal programs. Our lean team, low overhead expenses, and current market cap create what we believe is a compelling scenario for investors, providing the potential for substantial upside in this rapidly evolving market landscape. Given our float of 2.8 million shares and the high-value transactions in our sector, we believe the future looks incredibly bright for BullFrog AI, our partners, and most importantly, you - our valued shareholders.

Your continued support fuels our journey toward transforming the face of drug development, and together, we’re set for an extraordinary voyage that’s just getting started. Here’s to a prosperous New Year and a front-row seat to our ambitious leap forward.

Sincerely,

Vin Singh
Chairman and CEO
BullFrog AI

About BullFrog AI

BullFrog AI is a technology-enabled drug development company that creates and analyzes networks of biological, clinical, and real-world data spanning from early discovery to late-stage clinical trials. Through its partnerships with leading research institutions, BullFrog AI is at the forefront of AI-driven drug development using its proprietary bfLEAP™ artificial intelligence platform. BullFrog AI is deploying bfLEAP™ for use at several critical stages of development with the intention of streamlining data analytics in therapeutics development, decreasing the overall development costs by decreasing failure rates for new therapeutics.

For more information visit BullFrog AI at:

Website: https://bullfrogai.com

LinkedIn: https://www.linkedin.com/company/bullfrogai/

Safe Harbor Statement

This press release contains forward-looking statements. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance, including: our financial performance and projections; our growth in revenue and earnings; and our business prospects and opportunities. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “hopes” or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including: our ability to change the direction of the Company; our ability to keep pace with new technology and changing market needs; and the competitive environment of our business. These and other factors may cause our actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. The forward-looking events discussed in this press release and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties, and assumptions about us. We are not obligated to publicly update or revise any forward-looking statement, whether as a result of uncertainties and assumptions, the forward-looking events discussed in this press release and other statements made from time to time by us or our representatives might not occur.

Contact:

Dave Gentry
RedChip Companies, Inc.
BFRG@redchip.com
800-733-2447

SOURCE: BullFrog AI Holdings, Inc.